Exhibit 99.01

For additional information contact:

Audra Bailey
Carrier Access
303.218.5455
abailey@carrieraccess.com

Carrier Access Provides Financial Update and Receives Nasdaq Hearing Date

BOULDER, Colo.—(BUSINESS WIRE)—May 20, 2005—Carrier Access Corporation (Nasdaq: CACSE), a manufacturer of broadband communications equipment today provided an update on its previously announced financial review.

Carrier Access is in the process of performing a detailed review of all significant customer relationships and as part of those reviews is evaluating the propriety of the timing of revenue and cost recognition and other revenue recognition issues. At this point in time, the Company has determined that certain revenues and direct costs have been recorded in incorrect periods. The amounts that have been quantified to date are significant and, as a result, previously issued financial statements for the year ended December 31, 2004, and certain interim periods in each of the years ended December 31, 2004 and 2003, will be restated.

Carrier Access expects to file an amendment to its 2004 Form 10-K (the “Form 10-K/A) and its Form 10-Q for the first quarter of 2005 as soon as reasonably possible.

Carrier Access Networks announced on May 5, 2005 that the Company received a notice on May 4, 2005 from the staff of The Nasdaq Stock Market which stated that although the company filed its 2004 Form 10-K, the filing did not include management’s assessment of its internal controls over financial reporting and the associated auditor attestation report (collectively, the “Attestations”). Therefore, it was not in compliance with the filing requirements for continued listing on Nasdaq as required by Nasdaq Marketplace Rule 4310(c)(14) due to the Company’s inability to timely file its Form 10-K /A with the Attestations for the 2004 fiscal year.

The Company appealed the delisting notification to the Nasdaq Listings Qualifications Panel and is currently in the appeals process, which will address the delinquency of both the Form 10-K/A and the Form 10-Q. On May 17, 2005, the Company received a notice of a hearing date from the staff of The Nasdaq Stock Market for the Company’s appeal of the Nasdaq Listing Qualifications Staff determination to delist the Company’s securities from The Nasdaq National Market. The hearing will be held on Thursday, June 2, 2005. The Company intends to submit materials and attend the hearing in support of its appeal. There can be no assurance that the Panel will grant a request for continued listing.

Carrier Access’ securities will remain listed pending a decision. The Company is continuing to work diligently to complete the previously announced detailed review of its financial statements, to comply with applicable Nasdaq rules and to cooperate with Nasdaq.

About Carrier Access Corporation

Carrier Access (NASDAQ: CACSE — News) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.